UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED

IN PROXY STATEMENT

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Exchange Act of 1934 (Amendment No.   )

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Alberto-Culver Company

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The following document is a memo distributed to employees of Alberto-Culver Company on September 27, 2010.

TO:	The Worldwide Alberto Culver Team

FROM:	Carol Bernick and Jim Marino

Today, an announcement is being made that Unilever will acquire the Alberto Culver Company.

For the past 55 years, Alberto Culver has consistently posted record growth rates and outstanding returns for its shareholders. Our brands have endured and grown, in good times and in tough times, regardless of what competitors have thrown at us and regardless of how the retail markets have changed and evolved. Today, AC’s growth continues to outpace the category as a whole and that of our major competitors. For all of the talent, innovation and efforts that have gone into making this possible, we are incredibly grateful.

One of the key obligations of the company’s Board and management is to look ahead over one-, five- and ten-year time horizons to see how we can best maximize the value of our assets. Throughout our history, the job of our board of directors has always been to answer one key question: what is best for the long-term interests of all our shareholders? We have always prided ourselves on our strong governance, effective oversight of the company and understanding of our obligation to all the company’s owners. On a regular basis we have undertaken thorough assessments of our long-term growth prospects. We have used outside experts, in combination with management’s best thinking, to help us assess the risks, the opportunities and the market potential.

Our brands have grown tremendously over the last decade, achieving substantial gains that have dramatically increased the value of our portfolio. As a result of that growth we have now reached an inflection point. As the board looks strategically at our position today, they believe that to continue these growth trends would require exceptional levels of investment which in turn would dramatically increase our risk profile. At the same time, we are faced with markets that continue to evolve and change with new competitive threats, a more inflexible regulatory environment and an economy that continues to be soft in a number of our key markets. For these reasons, the Board requested we explore other strategic options to maximize shareholder return before committing to moving our plan forward.

Weighing all of the risk and reward factors, the board has unanimously concluded that our brands have more value today for a company that has significantly more scale and infrastructure than the value that we can create for them in any reasonable time frame. As a result we believe that Alberto Culver’s and its shareholders’ interests are best served by combining the resources of Alberto Culver and Unilever. Unilever has the infrastructure and the resources to take brands global quickly. And, as is clear from their offer, they clearly value the brands highly and believe they can grow them dramatically. Hence, today’s announcement.

We have always prided ourselves on being a publicly-controlled company with a strong degree of family ownership. Family ownership also carries an obligation to be sure that any action taken by the company puts the interests of all shareholders before those considerations that impact the family. Working hand-in-

hand with the board and having vigorously tested and challenged the scenarios presented, the family, as well as the company’s senior leadership, fully agreed with the full Board’s decision.

We understand and value the incredible contributions you have made in growing Alberto Culver to the company we are today. We also recognize how difficult and emotional a change like this will be. One of the cornerstones of our culture has been our commitment to communicate quickly and completely. We believe in communication and promise to be in touch with you with as much information as we have as quickly as possible throughout every step of the process. Culturally we have also stressed the need for a ‘walk in your shoes’ mentality and we will do everything in our power to make this process smooth, transparent and fair to all involved. We are developing resources and tools to answer your questions and address your concerns and to provide assistance and understanding and will share those as quickly as we have them.

We have been, and continue to be, immensely proud of all of you. We know that you are a team of great integrity and will continue to do what is needed in moving the company into its new future.

One final thought: Until this transaction closes, this is still our business to nurture and to grow. We need to continue to build momentum and continue to show our consumers, our trade partners, the financial markets and Unilever that we are innovative, tenacious business builders and competitors.

Thank you for all that you have done and for all we are sure you will continue to do.

Additional Information About the Merger and Where to Find It

Alberto-Culver Company (the “Company”) intends to file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Stockholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. The definitive proxy statement will be mailed or delivered to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov, at the Company’s website at www.alberto.com/investing by clicking on the link “SEC Filings” or from Alberto-Culver Company, Attention: Investor Relations, 2525 Armitage Avenue, Melrose Park, Illinois 60160, (708) 450-3000.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the annual meeting of stockholders of the Company held on January 28, 2010, which was filed with the SEC on December 14, 2009. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.